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                        [LETTERHEAD]

FOR IMMEDIATE RELEASE                 MEDIA INQUIRIES: CINDY RAINES
OCTOBER 6, 2000                       (865) 584-0550 or craines@ackermannpr.com

               MOLL INDUSTRIES, INC. SELLS ITS COSMETICS PACKAGING
                      DIVISION TO FOCUS ON CORE INDUSTRIES


         KNOXVILLE, TN -- Moll Industries, Inc. announced today the signing of a purchase and sale agreement relating to the sale of its Cosmetics Packaging Division to affiliates of Techpack, a subsidiary of European-based Pechiney, S.A. The closing of the transaction is scheduled for the end of October, and will include specified assets of Moll relating to its Cosmetics Packaging Division, including Cepillos de Matamoros, Moll's wholly-owned Mexican subsidiary. The purchase and sale is subject to customary adjustments and closing conditions, including obtaining antitrust clearance.

         "Although the Cosmetics Packaging Division has been a growing facet of our company, its sale allows us to concentrate on our core industries, specifically medical, telecom and industrial custom molding - all of which are experiencing growth," said George Votis, Moll's chief executive officer.

         Sales for the Cosmetics Packaging Division in 1999 were $47 million, nearly 12 percent of Moll's $398 million global revenue.

         Pechiney is a global producer of packaging products, including personal care packaging.

         Techpack is one of the world's foremost manufacturers of value-added plastic packaging for perfumes and cosmetics, such as lipsticks, cases for mascara and other products, closures, bottles, promotional products, and dispenser jars.

         Moll Industries, Inc. is a leading, full-service manufacturer and designer of custom molded and assembled plastic components for a broad array of customers and end markets throughout North America and Europe. Products using Moll's plastics components are sold in a wide range of end markets, including end markets for consumer products, telecommunications/business equipment, household appliances, automobiles and medical devices.


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